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INGLES MARKETS, INCORPORATED AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE                         Exhibit 11

                                          FISCAL YEAR ENDED SEPTEMBER
                                     -------------------------------------
                                         1996         1995         1994
                                     -----------  -----------  -----------
PRIMARY
  Income before cumulative effect of
   change in accounting principle    $20,731,466  $17,022,530  $16,572,123
  Cumulative effect of change in
   accounting for income taxes                 -            -    3,334,860
                                     -----------  -----------  -----------
  Net Income                         $20,731,466  $17,022,530  $19,906,983
                                     ===========  ===========  ===========
  Shares
   Weighted average number of common
    shares and common stock
    equivalent shares outstanding     18,520,459   18,316,672   18,386,557
                                     ===========  ===========  ===========
  Primary earnings per common
   share before cumulative effect
   of change in accounting principle $      1.12  $       .93  $       .90
  Cumulative effect of change in
   accounting for income taxes                 -            -          .18
                                     -----------  -----------  -----------
  Primary earnings per common share  $      1.12  $       .93  $      1.08
                                     ===========  ===========  ===========

FULLY DILUTED
  Income before cumulative effect of
   change in accounting principle    $20,731,466  $17,022,530  $16,572,123
  Add after tax and bonus effect of
   interest expense applicable to
   Convertible Subordinated
   Debentures                          2,014,359    2,138,566    2,081,397
                                     -----------  -----------  -----------
  Fully diluted earnings before
   cumulative effect of change
   in accounting principle            22,745,825   19,161,096   18,653,520
  Cumulative effect of change in
   accounting for income taxes                 -            -    3,334,860
                                     -----------  -----------  -----------
  Fully diluted earnings             $22,745,825  $19,161,096  $21,988,380
                                     ===========  ===========  ===========

  Shares
   Weighted average number of common
    shares and common stock
    equivalent shares outstanding     18,724,105   18,316,672   18,418,085
   Additional shares assuming
    conversion of Convertible
    Subordinated Debentures *          3,374,685    3,374,685    3,374,685
                                     -----------  -----------  -----------
   Weighted average number of common
    shares outstanding as adjusted    22,098,790   21,691,357   21,792,770
                                     ===========  ===========  ===========

  Fully diluted earnings per common
   share before cumulative effect of
   change in accounting principle    $      1.03  $       .88  $       .86
  Cumulative effect of change in
   accounting for income taxes                 -            -          .15
                                     -----------  -----------  -----------
  Fully diluted earnings per common
   share                             $      1.03  $       .88  $      1.01
                                     ===========  ===========  ===========

* Additional shares assuming conversion of the Convertible Subordinated Debentures are computed using the weighted average of Debentures outstanding during the period.





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